EXHIBIT 99.1

Reliance Global Group Appoints Senior Corporate Finance Executive William Lebovics as Chief Financial Office

LAKEWOOD, NJ, May 31, 2022 (GLOBE NEWSWIRE) — via NewMediaWire — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), which combines artificial intelligence (AI) and cloud-based technologies with the personalized experience of a traditional insurance agency, today announces the appointment of Mr. William Lebovics as Chief Financial Officer, effective June 1, 2022. Mr. Blumenfrucht, who previously served as Chief Financial Officer, will continue as a member of the Company’s Board of Directors and will provide support through the transition period.

Among his accomplishments, Mr. Lebovics served as the Finance Manager for IDW Media Holdings, where he was responsible for dealing with financial reporting, financing, and M&A, as well as other finance related operations. Additionally, Mr. Lebovics served as Director of Business Development at IDT Corporation. Mr. Lebovics brings extensive corporate finance experience, including senior roles at PwC and Nippon Life Global Investors. Mr. Lebovics has an MS in Accounting from Fairleigh Dickenson University, an MS in Real Estate with a concentration in Finance and Investment from NYU, and a BS in Business Management from Touro College.

Mr. Ezra Beyman, Chairman and CEO of Reliance, commented, “I am pleased to welcome William to the senior management team. He brings an impressive track record across corporate finance, capital markets, M&A, budgeting, and compliance, including his most recent experience within NYSE listed companies. We believe his strong skill set will be important as we continue to grow Reliance into a leading national insurance enterprise, both organically and through future acquisitions. I would especially like to thank Alex for his significant contributions during the early stages of our development. Importantly, we have established a scalable financial infrastructure and reporting systems, laying the foundation to support our future growth. I look forward to his continued involvement as a member of our board and believe that separating the role of CFO from our board also reinforces our commitment to the highest levels of corporate governance. Moreover, William will be supported by Joel Markovitz who will continue in his current role as Chief Accounting Officer. We could not be more excited about the outlook for the business and believe we have built a first-class organization to help realize the full potential of the Company.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) is combining advanced technologies, with the personalized experience of a traditional insurance agency model. Reliance Global Group’s growth strategy includes both an organic expansion, including through 5minuteinsure.com, as well as acquiring well managed, undervalued and cash flow positive insurance agencies. Additional information about the Company is available at https://www.relianceglobalgroup.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com